UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2016

WATTS WATER TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11499	04-2916536
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

815 Chestnut Street, North Andover, Massachusetts 01845

(Address of Principal Executive Offices) (Zip Code)

(978) 688-1811

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement.

On December 16, 2016, Watts International Holdings Limited (“Watts International”), a wholly owned subsidiary of Watts Water Technologies, Inc. (the “Registrant”), entered into a Facility Agreement (the “Facility Agreement”) among Watts International, as original borrower and original guarantor, Watts Water Technologies EMEA B.V., a wholly owned subsidiary of the Registrant (“Watts EMEA”), as original guarantor, JPMorgan Chase Bank, N.A., as sole bookrunner and sole lead arranger (“JP Morgan Chase Bank”), J.P. Morgan Europe Limited, as agent to the financial parties, and the other lenders referred to therein, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference. The following is a summary of the material terms and conditions of the Facility Agreement and is qualified in its entirety by reference to the Facility Agreement.

The Facility Agreement provides for a €110 million, 364 day, term loan facility available to the Company in a single draw.  On December 20, 2016, Watts International borrowed the full amount available for borrowing under the Facility Agreement (the “Closing Date”).  The loan made on the Closing Date under the Facility Agreement bears interest at a rate per annum equal to (i) the Euro InterBank Offered Rate (EURIBOR), provided that if such rate is less than zero, then EURIBOR shall be deemed to be zero, plus (ii) a margin of 1.875%, provided that if no event of default is continuing and Watts International’s consolidated leverage ratio is at a specified level, the margin shall decrease to 1.50%.  Accrued interest on the loan is payable on the last day of each interest period. The first interest period is set at one month and may be changed subsequently to a period of one, two, or three months (or such other period agreed with all the lenders).  The loan under the Facility Agreement is required to be repaid on the following schedule: €15,000,000 on June 30, 2017; €15,000,000 on September 29, 2017; and the remaining balance on December 19, 2017.

Watts International’s obligations under the Facility Agreement are guaranteed by Watts EMEA with a cross guarantee from Watts International.  The Facility Agreement matures on December 19, 2017, subject to the terms of the Facility Agreement.  Watts International may prepay all or a portion of the loan outstanding under the Facility Agreement from time to time (subject to prepaying a minimum amount) without premium or penalty, other than customary breakage costs, if any, and subject to the terms of the Facility Agreement.  Once repaid, amounts borrowed under the Facility Agreement may not be borrowed again.  If the Registrant ceases to control Watts International, the lenders may cancel their commitments and declare the loan immediately due and payable.

The Facility Agreement imposes various restrictions on Watts International and its subsidiaries, including restrictions pertaining to:  (i) the incurrence of additional indebtedness, (ii) limitations on liens, (iii) making distributions, dividends and other payments, (iv) mergers, consolidations and acquisitions, (v) dispositions of assets, and (vi) the requirement to meet a certain consolidated leverage ratio and a certain consolidated cash to debt ratio.

The Facility Agreement contains usual and customary events of default for transactions of this type.  If an event of default occurs and is continuing, the lenders have the right to accelerate and to cancel the commitments and declare that all amounts outstanding under the Facility Agreement be immediately due and payable.

Substantially all of the proceeds of the borrowings made on the Closing Date under the Facility Agreement were used to prepay $113 million of loan principle outstanding under that certain Credit Agreement, dated February 12, 2016 (the “2016 Credit Agreement”), among the Registrant, certain subsidiaries of the Registrant as borrowers, JPMorgan Chase Bank as administrative agent, swing line lender and letter of credit issuer, and the other lenders referred to therein.  As of December 20, 2016, the Registrant has used $300 million of credit under the term loan facility provided by the 2016 Credit Agreement (the “Term Loan Facility”) and an additional $162 million of credit under the revolving credit facility provided by the 2016 Credit Agreement (the “Revolving Credit Facility”).  The Registrant has an additional $25 million of stand-by letters of credit outstanding under the 2016 Credit Agreement.  As December 20, 2016, the Registrant has borrowed the full amount of the Term Loan Facility, and $313 million of the Revolving Credit Facility remains unused and potentially available, subject to the terms and conditions of the 2016 Credit Agreement.   The Revolving Credit Facility may be increased by an additional $500 million under certain circumstances and subject to the terms of the 2016 Credit Agreement.   A copy of the 2016 Credit Agreement is provided as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 16, 2016.

Item 2.03 — Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 is incorporated herein by reference.

Item 9.01 — Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description
10.1

Facility Agreement, dated as of December 16, 2016, among Watts International Holdings Limited, as original borrower and original guarantor, Watts Water Technologies EMEA B.V., as original guarantor, JPMorgan Chase Bank, N.A., as sole bookrunner and sole lead arranger, J.P. Morgan Europe Limited, as agent to the financial parties, and the other lenders referred to therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WATTS WATER TECHNOLOGIES, INC.

/s/ Kenneth R. Lepage
Kenneth R. Lepage
General Counsel, Executive Vice President and Secretary

Dated: December 21, 2016

INDEX TO EXHIBITS

Exhibit Number	Description

10.1

Facility Agreement, dated as of December 16, 2016, among Watts International Holdings Limited, as original borrower and original guarantor, Watts Water Technologies EMEA B.V., as original guarantor, JPMorgan Chase Bank, N.A., as sole bookrunner and sole lead arranger, J.P. Morgan Europe Limited, as agent to the financial parties, and the other lenders referred to therein.